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www.cfindustries.com

CF Industries Holdings, Inc. Reports Nine Month 2021 Net Earnings of $212 Million, EBITDA of $984 Million, Adjusted EBITDA of $1,485 Million
Grain Prices, Industrial Recovery Support Global Nitrogen Demand Strength into 2023
Widening Energy Spreads Steepen Global Cost Curve, Driving Improved Margins
Company Achieved Investment Grade Credit Ratings
Board Authorizes $1.5 Billion Share Repurchase Program

DEERFIELD, IL—November 3, 2021—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for its first nine months and third quarter ended September 30, 2021. As discussed below, results are preliminary pending completion of an impairment analysis and finalization of non-cash impairment charges related to the Company’s UK operations.

Highlights
•First nine months net earnings of $212 million(1), or $0.98 per diluted share, and EBITDA(2) of $984 million, which include the impact of preliminary pre-tax non-cash impairment charges of $495 million related to the Company’s UK operations; adjusted EBITDA(2) of $1,485 million
•Third quarter net loss of $185 million(1), or $0.86 per diluted share, and EBITDA loss of $10 million, which include the impact of preliminary pre-tax non-cash impairment charges of $495 million related to the Company’s UK operations; adjusted EBITDA of $488 million
•Trailing twelve month net cash from operating activities of $1.68 billion, free cash flow(3) of $1.00 billion
•Achieved Investment Grade Credit Ratings from S&P Global Ratings and Fitch Ratings
•Redeemed $250 million in debt in the third quarter, lowering long-term debt to $3.5 billion, committed to lowering gross debt to $3.0 billion
•Repurchased approximately 1.1 million shares for $50 million during the third quarter; new $1.5 billion share repurchase program authorized for 2022-2024
•Board approved construction of carbon dioxide dehydration and compression units at Donaldsonville and Yazoo City complexes, enabling the production of up to 1.25 million tons of blue ammonia annually
•U.S. International Trade Commission issued an affirmative decision in the preliminary phase of its antidumping and countervailing duty investigation of UAN imports from Russia and Trinidad

“Strong global nitrogen demand, favorable energy spreads and continued excellent performance by the CF team helped us deliver a nearly 50 percent increase in adjusted EBITDA through the first nine months of 2021 compared to 2020,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We expect positive nitrogen industry fundamentals will persist at least into 2023, underpinned by the need to replenish global grains stocks and by rising economic activity. We are well-positioned to capitalize on these positive industry dynamics, enabling us to invest in our clean energy initiatives, return substantial capital to shareholders and achieve our goal of $3 billion of gross debt by 2023.”

Nitrogen Market Outlook

High crop prices and the need to replenish global grains stocks are expected to underpin global fertilizer demand in the near-term. Forward curves indicate elevated crop prices through 2023, incentivizing strong plantings and fertilizer use globally. The rebound in global GDP growth and industrial activity also has supported increased nitrogen demand. Additionally, management believes that global nitrogen supply will remain constrained with production in key regions affected by high energy prices.

•North America: Management projects that farmers will continue to plant nitrogen-consuming crops (corn, wheat, cotton and canola) at high levels given their relatively high front month and futures prices. The Company projects that corn plantings in the United States will be approximately 93 million acres in 2022, similar to 2021. Industrial activity in the region continues to increase in line with economic activity, supporting further demand for nitrogen products.
•India: Management expects India to continue to tender for urea into the first quarter of 2022 due to lower domestic urea production and lower-than-expected urea volumes secured from tenders earlier in 2021.
•Brazil: Reduced corn production in 2021 has supported higher corn prices and suggests higher planted corn acres in the current and upcoming planting season. Through September, urea imports to Brazil were 10% higher than in 2020.
•Europe: Forward curves for natural gas in Europe and Asia project that prices will remain high through at least the first quarter, challenging producer profitability and suggesting lower operating rates in the near-term. As a result, management expects significantly higher nitrogen imports into Europe to meet demand for winter crops and the spring application season, reflecting the impact of 8-10 million metric tons of annual ammonia capacity that is shut down or curtailed in the region currently.
•China: Urea exports from China are expected to be limited through at least the first half of 2022 as the Chinese government has implemented measures to promote the availability and affordability of fertilizers domestically, including steps to discourage urea exports.

During this period, energy differentials between Europe and Asia to the Henry Hub natural gas price benchmark in the United States have increased substantially. This has steepened the global nitrogen cost curve and increased margin opportunities for low-cost North American producers. Forward curves suggest that favorable energy spreads will persist throughout 2022 and into 2023, albeit at levels lower than the highs of recent months.

As a result, management expects the global nitrogen pricing outlook to remain favorable as high global nitrogen demand and lower operating rates in Europe and Asia from high energy prices should sustain a tight global nitrogen supply and demand balance at least into 2023.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of September 30, 2021, the 12-month rolling average recordable incident rate was 0.24 incidents per 200,000 work hours, which is significantly better than industry benchmarks.

Gross ammonia production for the third quarter of 2021 was approximately 2.2 million tons, and was approximately 6.9 million tons for the first nine months of 2021. Management expects gross ammonia production for the full year 2021 will be approximately 9 million tons. This reflects the impact of the highest level of maintenance activity in the Company’s history, including turnarounds at seven of the Company’s 17 ammonia plants. Production volumes were also affected by plant outages and subsequent maintenance due to natural gas availability issues caused by Winter Storm Uri in February 2021 and maintenance related to Hurricane Ida in August 2021.

In September 2021, the Company announced a halt to UK operations at its Billingham and Ince facilities due to high natural gas prices. Subsequently, the Company’s UK subsidiary restarted the Billingham Complex under an interim agreement with the UK government to ensure the supply of carbon dioxide (CO2), a byproduct of the ammonia production process, in the country. The Billingham facility is expected to continue to operate through at least January 2022, reflecting the impact of new CO2 pricing and offtake agreements reached with its industrial gas customers. Operations remain halted at the Company’s Ince facility and the Company is continuing to monitor market conditions.

Financial Results Overview

Material Impairment Charges

Following the Company’s decision in September 2021 to halt UK operations at its Billingham and Ince facilities, management conducted an evaluation of the goodwill and long-lived assets, including definite-lived intangible assets, of its UK operations to determine if their fair value had declined to below their carrying value. As a result of this review, management concluded that a decline in the fair value had occurred as of September 30, 2021. The financial information included in this release reflects the recognition of preliminary pre-tax non-cash impairment charges of $495 million. The preliminary non-cash impairment charges are subject to completion of the Company’s quarter-end close procedures. As a result, the financial information included in this report is subject to change and constitutes forward-looking information. The Company expects to complete the impairment analysis and finalize the amount of the impairment charges in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021.

First Nine Months 2021 Financial Results

For the first nine months of 2021, net earnings attributable to common stockholders were $212 million, or $0.98 per diluted share; EBITDA was $984 million; and adjusted EBITDA was $1,485 million. These results compare to the first nine months of 2020 net earnings attributable to common stockholders of $230 million, or $1.07 per diluted share; EBITDA of $982 million; and adjusted EBITDA of $1,012 million.

Net sales in the first nine months of 2021 were $4.0 billion compared to $3.0 billion in the first nine months of 2020. Average selling prices for the first nine months of 2021 were higher than the first nine months of 2020 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes in the first nine months of 2021 were lower than the first nine months of 2020 due to lower supply availability from lower production.

Cost of sales for the first nine months of 2021 was higher compared to the first nine months of 2020 due to higher natural gas costs and higher maintenance costs, partially offset by the impact of lower sales volumes and the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021.

In the first nine months of 2021, the average cost of natural gas reflected in the Company’s cost of sales was $3.51 per MMBtu(4) compared to the average cost of natural gas in cost of sales of $2.11 per MMBtu in the first nine months of 2020.

Third Quarter 2021 Financial Results

For the third quarter of 2021, net loss attributable to common stockholders was $185 million, or $0.86 per diluted share; EBITDA loss was $10 million; and adjusted EBITDA was $488 million. These results compare to third quarter 2020 net loss attributable to common stockholders of $28 million, or $0.13 per diluted share; EBITDA of $196 million; and adjusted EBITDA of $204 million.

Net sales in the third quarter of 2021 were $1.36 billion compared to $0.85 billion in the third quarter of 2020. Average selling prices for the third quarter of 2021 were higher than the third quarter of 2020 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes in the third quarter of 2021 were lower than the third quarter of 2020 due to lower supply availability from lower production.

Cost of sales for the third quarter of 2021 was higher compared to the third quarter of 2020 primarily due to higher natural gas costs and higher maintenance costs, partially offset by the impact of lower sales volumes.

In the third quarter of 2021, the average cost of natural gas reflected in the Company’s cost of sales was $4.21 per MMBtu compared to the average cost of natural gas in cost of sales of $1.91 per MMBtu in the third quarter of 2020.

Capital Management

Capital Expenditures

Capital expenditures in the third quarter and first nine months of 2021 were $201 million and $382 million, respectively. Management projects capital expenditures for full year 2021 will be in the range of $500 million, reflecting higher maintenance activity in 2021, which included maintenance deferred from 2020 as well as activity that was previously planned to occur in 2022.

Long-Term Debt Actions

On September 10, 2021, the Company’s wholly owned subsidiary CF Industries, Inc., redeemed $250 million principal amount, representing one-third of the $750 million principal amount outstanding immediately prior to such redemption, of its 3.450% senior notes due 2023 in accordance with the optional redemption provisions in the indenture governing them. The total amount for the partial redemption was approximately $265 million, including accrued interest. As of September 30, 2021, the aggregate principal amount of CF Industries Holdings, Inc.'s outstanding long-term indebtedness was $3.5 billion.

During the quarter, Fitch Ratings and S&P Global Ratings issued investment-grade credit ratings with respect to CF Industries Holdings, Inc. The issuance of these ratings resulted in an Investment Grade Rating Event under the Company's 4.500% senior secured notes due 2026 and the satisfaction of the Collateral and Guarantee Release Conditions under our revolving credit agreement. As a result, under the terms of those debt instruments, the collateral, liens and subsidiary guarantees under those debt instruments were automatically released on August 23, 2021.

Share Repurchase Program

During the third quarter of 2021, the company repurchased approximately 1.1 million shares for $50 million. From February 2019, when the current $1 billion share repurchase authorization was announced, through September 30, 2021, the Company has repurchased approximately 11.3 million shares for $487 million. The current share repurchase program will expire at the end of 2021.

On November 3, 2021, the Board of Directors of CF Industries Holdings, Inc., authorized a new $1.5 billion share repurchase program. The program goes into effect January 1, 2022, and runs through the end of 2024.

CHS, Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2021 is approximately $94 million.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue and green ammonia. In line with this strategic focus, the Board of Directors has authorized projects that will enable the annual production of up to 1.25 million tons of blue ammonia – ammonia produced with the corresponding CO2 byproduct removed through carbon capture and sequestration – from the Company’s existing network starting in 2024.

The projects will involve constructing units at the Donaldsonville and Yazoo City complexes that dehydrate and compress CO2, a process essential for CO2 transport via pipeline to sequestration sites. Management expects that, once the units are in service and sequestration is initiated, the Company could sequester up to 2.5 million tons of CO2 per year (2 million tons at Donaldsonville and 500,000 tons at Yazoo City). Under current regulations, the projects would be expected to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 sequestered.

The Company is currently in advanced discussions with several parties regarding transportation and sequestration of CO2 from Donaldsonville. Construction of the units at the Donaldsonville Complex is expected to begin in 2022 and to be completed in 2024, with an estimated total cost of $200 million. The Yazoo City project will commence once a third-party transport and sequestration partner has been confirmed and timed to coincide with CO2 transport pipeline construction. Once started, the project is expected to be completed in three years with an estimated total cost of $85 million.

CF Industries continues to develop other initiatives related to its clean energy strategy across the Company’s network.

UAN Antidumping and Countervailing Duty Investigations

On June 30, 2021, CF Industries, through certain of its production facilities, filed petitions with the U.S. Department of Commerce (“Commerce”) and the U.S. International Trade Commission (“ITC”) requesting the initiation of antidumping and countervailing duty investigations on imports of urea ammonium nitrate solutions (“UAN”) from Russia and Trinidad.

CF Industries, which is the largest producer of UAN in the United States, requested the investigations due to the harm the domestic UAN industry has experienced from dumped and unfairly subsidized UAN imports from Russia and Trinidad. CF Industries filed its petitions under United States antidumping and countervailing duty laws, which authorize Commerce to level the playing field for domestic industries injured by foreign imports that are dumped and unfairly subsidized.

On August 13, 2021, the ITC issued an affirmative decision in the preliminary phase of its antidumping and countervailing duty investigation of UAN imports from Russia and Trinidad. The ITC decision found that there is a reasonable indication that imports of UAN from Russia and Trinidad materially injure the U.S. UAN industry. Under

U.S. trade laws, a finding of injury to the domestic industry is a prerequisite for imposing antidumping and countervailing duties.

As a result of the ITC’s determination, Commerce will continue its own investigations of UAN imports from Russia and Trinidad. The purpose of Commerce’s investigations is to determine whether imports of UAN from Russia and Trinidad are being dumped in the U.S. market or unfairly subsidized, and if so at what levels. Commerce is scheduled to issue its preliminary countervailing duty determinations in November 2021, followed by preliminary antidumping determinations. The Company expects that Commerce will then issue final determinations in 2022.

If Commerce’s final determinations are affirmative, then the ITC would make a final injury determination. If both agencies make affirmative final determinations – which typically takes approximately one year – then Commerce would issue antidumping and countervailing duty orders on UAN from Russia and Trinidad, which would remain in place for at least five years. At this time, management cannot predict the outcome of the proceedings, including whether antidumping or countervailing duties will be imposed on imports from either country, or the rate of any such duties.
___________________________________________________
(1)Certain items recognized during the first nine months and third quarter of 2021 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Average cost of natural gas excludes the $112 million gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,362	$847	$3,998	$3,022
Cost of sales	922	764	2,766	2,401
Gross margin	$440	$83	$1,232	$621
Gross margin percentage	32.3%	9.8%	30.8%	20.5%

Net (loss) earnings attributable to common stockholders	$(185)	$(28)	$212	$230
Net (loss) earnings per diluted share	$(0.86)	$(0.13)	$0.98	$1.07

EBITDA(1)	$(10)	$196	$984	$982
Adjusted EBITDA(1)	$488	$204	$1,485	$1,012

Tons of product sold (000s)	3,784	4,743	13,522	14,817

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$4.21	$1.91	$3.51	$2.11
Average daily market price of natural gas Henry Hub (Louisiana)	$4.27	$1.95	$3.52	$1.82
Average daily market price of natural gas National Balancing Point (United Kingdom)	$15.98	$2.69	$10.63	$2.49

Unrealized net mark-to-market gain on natural gas derivatives	$(12)	$—	$(18)	$(12)
Depreciation and amortization	$203	$212	$650	$662
Capital expenditures	$201	$87	$382	$206

Production volume by product tons (000s):
Ammonia(3)	2,186	2,468	6,897	7,621
Granular urea	987	1,149	3,139	3,640
UAN (32%)	1,311	1,572	4,628	4,879
AN	332	471	1,256	1,532
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the nine months ended September 30, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce blue ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$344	$165	$1,009	$722
Cost of sales	262	174	675	609
Gross margin	$82	$(9)	$334	$113
Gross margin percentage	23.8%	(5.5)%	33.1%	15.7%

Sales volume by product tons (000s)	690	795	2,409	2,675
Sales volume by nutrient tons (000s)(1)	566	651	1,976	2,193

Average selling price per product ton	$499	$208	$419	$270
Average selling price per nutrient ton(1)	608	253	511	329

Adjusted gross margin(2):
Gross margin	$82	$(9)	$334	$113
Depreciation and amortization	41	34	138	133
Unrealized net mark-to-market gain on natural gas derivatives	(4)	—	(6)	(4)
Adjusted gross margin	$119	$25	$466	$242
Adjusted gross margin as a percent of net sales	34.6%	15.2%	46.2%	33.5%

Gross margin per product ton	$119	$(11)	$139	$42
Gross margin per nutrient ton(1)	145	(14)	169	52
Adjusted gross margin per product ton	172	31	193	90
Adjusted gross margin per nutrient ton(1)	210	38	236	110
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first nine months periods:

•Ammonia sales volume decreased for the first nine months of 2021 compared to 2020 due to lower supply availability from lower production.
•Ammonia average selling prices increased for the first nine months of 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.

•Ammonia adjusted gross margin per ton increased for the first nine months of 2021 compared to 2020 due to higher average selling prices and the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021, partially offset by higher realized natural gas costs and higher maintenance costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$386	$249	$1,218	$915
Cost of sales	200	183	705	612
Gross margin	$186	$66	$513	$303
Gross margin percentage	48.2%	26.5%	42.1%	33.1%

Sales volume by product tons (000s)	860	1,107	3,272	3,802
Sales volume by nutrient tons (000s)(1)	396	510	1,505	1,749

Average selling price per product ton	$449	$225	$372	$241
Average selling price per nutrient ton(1)	975	488	809	523

Adjusted gross margin(2):
Gross margin	$186	$66	$513	$303
Depreciation and amortization	58	60	179	198
Unrealized net mark-to-market gain on natural gas derivatives	(3)	—	(5)	(4)
Adjusted gross margin	$241	$126	$687	$497
Adjusted gross margin as a percent of net sales	62.4%	50.6%	56.4%	54.3%

Gross margin per product ton	$216	$60	$157	$80
Gross margin per nutrient ton(1)	470	129	341	173
Adjusted gross margin per product ton	280	114	210	131
Adjusted gross margin per nutrient ton(1)	609	247	456	284
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first nine months periods:

•Granular urea sales volume decreased for the first nine months of 2021 compared to 2020 due to lower supply availability from lower production partially offset by 201,000 tons of purchased urea.
•Urea average selling prices increased for the first nine months of 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•Granular urea adjusted gross margin per ton increased for the first nine months of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs and higher maintenance costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$390	$248	$1,056	$791
Cost of sales	233	237	759	675
Gross margin	$157	$11	$297	$116
Gross margin percentage	40.3%	4.4%	28.1%	14.7%

Sales volume by product tons (000s)	1,283	1,725	4,746	4,955
Sales volume by nutrient tons (000s)(1)	405	545	1,493	1,561

Average selling price per product ton	$304	$144	$223	$160
Average selling price per nutrient ton(1)	963	455	707	507

Adjusted gross margin(2):
Gross margin	$157	$11	$297	$116
Depreciation and amortization	56	69	188	186
Unrealized net mark-to-market gain on natural gas derivatives	(3)	—	(5)	(4)
Adjusted gross margin	$210	$80	$480	$298
Adjusted gross margin as a percent of net sales	53.8%	32.3%	45.5%	37.7%

Gross margin per product ton	$122	$6	$63	$23
Gross margin per nutrient ton(1)	388	20	199	74
Adjusted gross margin per product ton	164	46	101	60
Adjusted gross margin per nutrient ton(1)	519	147	322	191
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first nine months periods:

•UAN sales volume decreased for the first nine months of 2021 compared to 2020 due to lower supply availability from lower production.
•UAN average selling prices increased for the first nine months of 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•UAN adjusted gross margin per ton increased for the first nine months of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs and higher maintenance costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$118	$109	$359	$343
Cost of sales	122	96	337	290
Gross margin	$(4)	$13	$22	$53
Gross margin percentage	(3.4)%	11.9%	6.1%	15.5%

Sales volume by product tons (000s)	407	548	1,346	1,671
Sales volume by nutrient tons (000s)(1)	137	185	455	564

Average selling price per product ton	$290	$199	$267	$205
Average selling price per nutrient ton(1)	861	589	789	608

Adjusted gross margin(2):
Gross margin	$(4)	$13	$22	$53
Depreciation and amortization	20	25	61	76
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—	(1)	—
Adjusted gross margin	$15	$38	$82	$129
Adjusted gross margin as a percent of net sales	12.7%	34.9%	22.8%	37.6%

Gross margin per product ton	$(10)	$24	$16	$32
Gross margin per nutrient ton(1)	(29)	70	48	94
Adjusted gross margin per product ton	37	69	61	77
Adjusted gross margin per nutrient ton(1)	109	205	180	229
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first nine months periods:

•AN sales volume decreased for the first nine months of 2021 compared to 2020 due to lower supply availability from lower production.
•AN average selling prices for the first nine months of 2021 increased compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•AN adjusted gross margin per ton decreased for the first nine months of 2021 compared to 2020 due primarily to higher realized natural gas costs, partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$124	$76	$356	$251
Cost of sales	105	74	290	215
Gross margin	$19	$2	$66	$36
Gross margin percentage	15.3%	2.6%	18.5%	14.3%

Sales volume by product tons (000s)	544	568	1,749	1,714
Sales volume by nutrient tons (000s)(1)	106	111	347	339

Average selling price per product ton	$228	$134	$204	$146
Average selling price per nutrient ton(1)	1,170	685	1,026	740

Adjusted gross margin(2):
Gross margin	$19	$2	$66	$36
Depreciation and amortization	22	18	67	52
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—	(1)	—
Adjusted gross margin	$40	$20	$132	$88
Adjusted gross margin as a percent of net sales	32.3%	26.3%	37.1%	35.1%

Gross margin per product ton	$35	$4	$38	$21
Gross margin per nutrient ton(1)	179	18	190	106
Adjusted gross margin per product ton	74	35	75	51
Adjusted gross margin per nutrient ton(1)	377	180	380	260
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first nine months periods:

•Other segment sales volume increased for the first nine months of 2021 compared to 2020 due to higher diesel exhaust fluid sales, partially offset by lower NPK sales.
•Other average selling prices for the first nine months of 2021 increased compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•Other segment adjusted gross margin per ton increased for the first nine months of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs.

Dividend Payment

On October 13, 2021, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on November 30, 2021 to stockholders of record as of November 15, 2021.

Conference Call

CF Industries will hold a conference call to discuss its nine month and third quarter 2021 results at 10:00 a.m. ET on Thursday, November 4, 2021. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; weather conditions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; risks associated with cyber security; the Company’s reliance on a limited number of key facilities; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue (low-carbon) ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Net sales	$1,362	$847	$3,998	$3,022
Cost of sales	922	764	2,766	2,401
Gross margin	440	83	1,232	621
Selling, general and administrative expenses	52	49	167	154
Goodwill impairment	259	—	259	—
Long-lived and intangible asset impairment	236	—	236	—
Other operating—net	5	(4)	7	8
Total other operating costs and expenses	552	45	669	162
Equity in earnings of operating affiliate	15	2	37	8
Operating (loss) earnings	(97)	40	600	467
Interest expense	46	48	140	141
Interest income	—	—	—	(18)
Loss on debt extinguishment	13	—	19	—
Other non-operating—net	(19)	1	(17)	(2)
(Loss) earnings before income taxes	(137)	(9)	458	346
Income tax (benefit) provision	(46)	(13)	57	33
Net (loss) earnings	(91)	4	401	313
Less: Net earnings attributable to noncontrolling interest	94	32	189	83
Net (loss) earnings attributable to common stockholders	$(185)	$(28)	$212	$230
Net (loss) earnings per share attributable to common stockholders:
Basic	$(0.86)	$(0.13)	$0.99	$1.07
Diluted	$(0.86)	$(0.13)	$0.98	$1.07
Weighted-average common shares outstanding:
Basic	214.9	213.9	215.3	215.0
Diluted	214.9	213.9	216.4	215.3

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2021	December 31, 2020
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$757	$683
Accounts receivable—net	386	265
Inventories	418	287
Prepaid income taxes	201	97
Other current assets	52	35
Total current assets	1,814	1,367
Property, plant and equipment—net	7,210	7,632
Investment in affiliate	92	80
Goodwill	2,116	2,374
Operating lease right-of-use assets	261	259
Other assets	273	311
Total assets	$11,766	$12,023

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$537	$424
Income taxes payable	1	—
Customer advances	375	130
Current operating lease liabilities	93	88
Current maturities of long-term debt	—	249
Other current liabilities	9	15
Total current liabilities	1,015	906
Long-term debt, net of current maturities	3,465	3,712
Deferred income taxes	1,160	1,184
Operating lease liabilities	175	174
Other liabilities	337	444
Equity:
Stockholders’ equity	2,938	2,922
Noncontrolling interest	2,676	2,681
Total equity	5,614	5,603
Total liabilities and equity	$11,766	$12,023

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in millions)
Operating Activities:
Net (loss) earnings	$(91)	$4	$401	$313
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	203	212	650	662
Deferred income taxes	6	22	(25)	(74)
Stock-based compensation expense	7	7	23	20
Loss on debt extinguishment	13	—	19	—
Unrealized net gain on natural gas derivatives	(12)	—	(18)	(12)
Unrealized loss on embedded derivative	—	1	2	2
Goodwill impairment	259	—	259	—
Long-lived and intangible asset impairment	236	—	236	—
Gain on sale of EU carbon credits	(20)	—	(20)	—
Loss on disposal of property, plant and equipment	1	5	3	14
Undistributed (earnings) losses of affiliate—net of taxes	(11)	6	(15)	(2)
Changes in:
Accounts receivable—net	22	18	(115)	7
Inventories	(111)	(22)	(120)	29
Accrued and prepaid income taxes	(132)	(140)	(132)	50
Accounts payable and accrued expenses	(16)	1	69	(42)
Customer advances	366	135	245	25
Other—net	(33)	(26)	(69)	(51)
Net cash provided by operating activities	687	223	1,393	941
Investing Activities:
Additions to property, plant and equipment	(201)	(87)	(382)	(206)
Proceeds from sale of property, plant and equipment	—	2	—	2
Distributions received from unconsolidated affiliate	—	1	—	1
Insurance proceeds for property, plant and equipment	—	—	—	2
Purchase of investments held in nonqualified employee benefit trust	(1)	—	(13)	—
Proceeds from sale of investments held in nonqualified employee benefit trust	1	—	13	—
Purchase of U.K. emission credits	(10)	—	(10)	—
Proceeds from sale of EU emission credits	10	—	10	—
Other—net	—	—	(1)	—
Net cash used in investing activities	(201)	(84)	(383)	(201)
Financing Activities:
Proceeds from short-term borrowings	—	—	—	500
Payments of long-term borrowings	(263)	—	(518)	—
Repayments of short-term borrowings	—	—	—	(500)
Dividends paid on common stock	(65)	(64)	(195)	(193)
Distributions to noncontrolling interest	(130)	(86)	(194)	(174)
Purchases of treasury stock	(50)	—	(50)	(100)
Proceeds from issuances of common stock under employee stock plans	6	1	32	4
Cash paid for shares withheld for taxes	(1)	(1)	(11)	(10)
Net cash used in financing activities	(503)	(150)	(936)	(473)
Effect of exchange rate changes on cash and cash equivalents	(3)	1	—	(1)
(Decrease) increase in cash and cash equivalents	(20)	(10)	74	266
Cash and cash equivalents at beginning of period	777	563	683	287
Cash and cash equivalents at end of period	$757	$553	$757	$553

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2021	2020

Net cash provided by operating activities	$1,683	$1,243
Capital expenditures	(485)	(313)
Distributions to noncontrolling interest	(194)	(174)
Free cash flow	$1,004	$756

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net (loss) earnings attributable to common stockholders and net (loss) earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in millions)
Net (loss) earnings	$(91)	$4	$401	$313
Less: Net earnings attributable to noncontrolling interest	(94)	(32)	(189)	(83)
Net (loss) earnings attributable to common stockholders	(185)	(28)	212	230
Interest expense—net	46	48	140	123
Income tax provision	(46)	(13)	57	33
Depreciation and amortization	203	212	650	662
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(27)	(21)	(72)	(62)
Loan fee amortization(1)	(1)	(2)	(3)	(4)
EBITDA	(10)	196	984	982
Unrealized net mark-to-market gain on natural gas derivatives	(12)	—	(18)	(12)
COVID impact: Special COVID-19 bonus for operational workforce	—	4	—	19
COVID impact: Turnaround deferral(2)	—	7	—	7
Loss (gain) on foreign currency transactions, including intercompany loans	2	(6)	5	7
Asset impairments	495	—	495	—
Engineering cost write-off(3)	—	1	—	9
Loss on sale of surplus land	—	2	—	2
Property insurance proceeds	—	—	—	(2)
Loss on debt extinguishment	13	—	19	—
Total adjustments	498	8	501	30
Adjusted EBITDA	$488	$204	$1,485	$1,012

Net sales	$1,362	$847	$3,998	$3,022
Tons of product sold (000s)	3,784	4,743	13,522	14,817

Net (loss) earnings attributable to common stockholders per ton	$(48.89)	$(5.90)	$15.68	$15.52
EBITDA per ton	$(2.64)	$41.32	$72.77	$66.28
Adjusted EBITDA per ton	$128.96	$43.01	$109.82	$68.30
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(2)Represents expense incurred due to the deferral of certain plant turnaround activities as a result of the COVID-19 pandemic.
(3)Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
GROSS MARGIN VARIANCE TO PRIOR YEAR
The following table presents summary operating results by business segment for the first nine months of 2021 and the major drivers of the variance in net sales, cost of sales and gross margin compared to the first nine months of 2020:

		Variance due to the following items:
	Nine Months Ended September 30, 2020	Higher Average Selling Prices(1)	Volume(1)	Higher Natural Gas Costs(2)	Unrealized MTM on natural gas derivatives(3)	Higher Manufacturing, Maintenance and Other Costs	Increase in Purchased Urea(4)	Gain on Net Settlement of Natural Gas Contracts	Nine Months Ended September 30, 2021
	(dollars in millions)
Consolidated
Net sales	$3,022	$1,224	$(309)	$—	$—	$—	$61	$—	$3,998
Cost of sales	2,401	—	(220)	332	(6)	307	64	(112)	2,766
Gross margin	$621	$1,224	$(89)	$(332)	$6	$(307)	$(3)	$112	$1,232
Gross margin percentage	20.5%								30.8%
Ammonia
Net sales	$722	$348	$(61)	$—	$—	$—	$—	$—	$1,009
Cost of sales	609	—	(40)	78	(2)	142	—	(112)	675
Gross margin	$113	$348	$(21)	$(78)	$2	$(142)	$—	$112	$334
Gross margin percentage	15.7%								33.1%
Granular Urea
Net sales	$915	$404	$(162)	$—	$—	$—	$61	$—	$1,218
Cost of sales	612	—	(101)	81	(1)	50	64	—	705
Gross margin	$303	$404	$(61)	$(81)	$1	$(50)	$(3)	$—	$513
Gross margin percentage	33.1%								42.1%
UAN
Net sales	$791	$288	$(23)	$—	$—	$—	$—	$—	$1,056
Cost of sales	675	—	(20)	85	(1)	20	—	—	759
Gross margin	$116	$288	$(3)	$(85)	$1	$(20)	$—	$—	$297
Gross margin percentage	14.7%								28.1%
AN
Net sales	$343	$83	$(67)	$—	$—	$—	$—	$—	$359
Cost of sales	290	—	(51)	55	(1)	44	—	—	337
Gross margin	$53	$83	$(16)	$(55)	$1	$(44)	$—	$—	$22
Gross margin percentage	15.5%								6.1%
Other
Net sales	$251	$101	$4	$—	$—	$—	$—	$—	$356
Cost of sales	215	—	(8)	33	(1)	51	—	—	290
Gross margin	$36	$101	$12	$(33)	$1	$(51)	$—	$—	$66
Gross margin percentage	14.3%								18.5%
_______________________________________________________________________________
(1)    Selling price and volume impact of granular urea purchased to satisfy customer commitments is reflected in the Increase in Purchased Urea column.
(2)    Higher natural gas costs include the impact, if any, of realized natural gas derivatives.
(3)    Represents the variance in the net unrealized mark-to-market on natural gas derivatives compared to the prior year period.
(4)    Represents the impact of the incremental tons compared to the prior year period.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three and nine months ended September 30, 2021 and 2020, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended September 30, 2021 and 2020, we reported a net (loss) attributable to common stockholders of $(185) million and $(28) million, respectively. During the nine months ended September 30, 2021 and 2020, we reported net earnings attributable to common stockholders of $212 million and $230 million, respectively.

	Three months ended September 30,				Nine months ended September 30,
	2021		2020		2021		2020
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(12)	$(9)	$—	$—	$(18)	$(14)	$(12)	$(9)
COVID impact: Special COVID-19 bonus for operational workforce(1)	—	—	4	3	—	—	19	15
COVID impact: Turnaround deferral(1)	—	—	7	6	—	—	7	6
Loss (gain) on foreign currency transactions, including intercompany loans(2)	2	1	(6)	(5)	5	4	7	5
Asset impairments(3)	495	403	—	—	495	403	—	—
Engineering cost write-off(2)(4)	—	—	1	1	—	—	9	7
Loss on sale of surplus land(2)	—	—	2	1	—	—	2	1
Insurance proceeds(2)(5)	—	—	—	—	—	—	(10)	(8)
Loss on debt extinguishment	13	10	—	—	19	15	—	—
Terra amended tax returns(6)	—	—	—	—	—	—	(16)	(32)
_______________________________________________________________________________
(1)    Included in cost of sales in our consolidated statements of operations.
(2)    Included in other operating—net in our consolidated statements of operations.
(3)    The after-tax impact of asset impairment charges reflects the amount of income tax benefit recognized in the three and nine months ended September 30, 2021 in accordance with guidance on accounting for income taxes in interim reporting periods.
(4)    Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(5)    Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $8 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds.
(6)    Included in interest income and income tax (benefit) provision in our consolidated statements of operations.